Exhibit 99.1

[XTO Logo Here]

NEWS RELEASE

Number: 05-29	For Immediate Release

XTO ENERGY ANNOUNCES RECORD EARNINGS, REVENUES,

CASH FLOW AND PRODUCTION IN THIRD QUARTER

FORT WORTH, TX (October 20, 2005) – XTO Energy Inc. (NYSE-XTO) today reported record third quarter 2005 production of 1.4 billion cubic feet equivalent (Bcfe) per day, up 34% from the third quarter 2004 level of 1.045 Bcfe per day. Total revenues for the third quarter were a record $964.2 million, a 90% increase from $507.4 million the prior year. Earnings for the quarter reached a record $312.8 million, or 86 cents per share, a 122% increase from third quarter 2004 earnings of $140.8 million, or 41 cents per share. After adjusting for the after-tax effects of performance share compensation, derivative fair value loss and a gain on exchange of producing properties, adjusted earnings for third quarter 2005 were $309.4 million, or 86 cents per share. Third quarter 2004 adjusted earnings were $151 million, or 44 cents per share.

Operating income for the quarter was $541.6 million, a 115% increase from third quarter 2004 operating income of $251.7 million. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities and exploration expense, was a record $632.9 million, up 90% from 2004 third quarter comparable operating cash flow of $333.7 million. See the last page of this release for further explanation and reconciliation of non-GAAP financial measures.

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XTO Energy Announces Record Earnings, Revenues, Cash Flow and

Production in Third Quarter

The Company set quarterly records for its oil and natural gas production. Third quarter daily gas production averaged 1.087 billion cubic feet (Bcf), up 28% from third quarter 2004 daily production of 847 million cubic feet (MMcf). Daily oil production for the third quarter was 41,484 barrels, a 60% increase from the third quarter 2004 level of 25,984 barrels. During the quarter, natural gas liquids production was 10,249 barrels per day, a 45% increase from the prior year quarter rate of 7,070 barrels per day.

“Our capital investments into high-quality acquisitions and aggressive development drilling continue to drive record results for our shareholders. Daily production volumes for the quarter eclipsed last year’s performance by 34%. Most importantly, with U.S. natural gas supply under stress, XTO has increased activity levels to 64 drilling rigs at work, up 10 from pre-hurricane levels and an increase of 90% from a year ago. We have pushed the expected development budget to $1.3 billion for the year. As a result, XTO is now targeting a production growth rate of 30 to 31% during 2005,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Heading into 2006, we anticipate another year of double-digit growth. We can deploy the substantial free cash that should be available to amplify this growth with bolt-on property acquisitions and stock repurchases. XTO Energy is positioned with the best low-risk drilling inventory in the Company’s history, providing visibility for volume growth in production and reserves. Now, with strong commodity prices as a backdrop, the Company will strive to do what it does best . . . grow production in America and create value for our shareholders.”

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XTO Energy Announces Record Earnings, Revenues, Cash Flow and

Production in Third Quarter

“Our operating districts delivered outstanding performance for the quarter, with each resource basin arena increasing production volumes,” noted Keith A. Hutton, President. “In the Eastern Region, production grew by more than 8% sequentially. Freestone Trend gross daily production averaged 497 MMcf, up from 480 MMcf in the prior period, with 20 rigs drilling. We expect to reach a level of 730 MMcf per day over the next few years. The Barnett Shale continues to outperform as gross daily production averaged about 190 MMcf, an increase of 15% from the second quarter. Permian Basin oil volumes climbed 12% quarter-to-quarter, as drilling and workover events stimulated new production. Our budget plans now include 850 new drill wells during the year, up from 750. Overall, with the Company’s extensive opportunity set in its non-conventional gas plays and legacy oil reservoirs, we have accelerated our workload to capture strong economics and ensure predictable growth for the future.”

The average realized gas price for the third quarter increased 40% to $7.04 per thousand cubic feet (Mcf) from $5.02 per Mcf in third quarter 2004. The third quarter average oil price was $52.08 per barrel, a 35% increase from last year’s third quarter average price of $38.58. Natural gas liquids prices averaged $36.98 per barrel for the quarter, 32% higher than the 2004 quarter average price of $27.95.

For the first nine months of 2005, the Company reported earnings of $698.8 million or $1.96 per share, compared with earnings of $334 million or $1.02 per share for the same 2004 period. Year-to-date 2005 earnings include the effects of a derivative fair value loss, stock-based incentive

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XTO Energy Announces Record Earnings, Revenues, Cash Flow and

Production in Third Quarter

compensation and a gain on exchange of producing properties. Excluding these items, year-to-date 2005 earnings were $719.7 million, or $2.02 per share compared to year-to-date 2004 adjusted earnings of $404.7 million, or $1.23 per share. Operating cash flow was $1.52 billion for the first nine months of 2005, compared with $884 million for the 2004 period. Total revenues for the first nine months of 2005 were $2.34 billion, a 74% increase from revenues of $1.35 billion for the same 2004 period. Year-to-date operating income was $1.21 billion, a 99% increase from $609 million for the first nine months of 2004.

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

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XTO Energy Announces Record Earnings, Revenues, Cash Flow and

Production in Third Quarter

Statements made in this news release, including those relating to expected development budget, production growth rates in 2005 and 2006, free cash, future acquisitions and stock purchases, growth in production and reserves, shareholder returns, daily production growth in Freestone Trend, new drill wells and predictability of future growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, ability to acquire properties that meet our objectives, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and steel supplies, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, longer than expected pipeline curtailments by third-parties and continued instability in prices and supply disruptions as a result of hurricanes in the Gulf of Mexico. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

Company management will host a conference call at 4:00 p.m. (EDT) on Thursday, October 20th. The call may be accessed on our website: http://www.xtoenergy.com.

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XTO ENERGY INC.
(in thousands, except production, per share and per unit data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Consolidated Income Statements

REVENUES

Gas and natural gas liquids	$739,385	$409,109	$1,826,083	$1,140,846
Oil and condensate	198,781	92,215	478,799	192,038
Gas gathering, processing and marketing	15,765	6,355	31,027	14,755
Other (a)	10,229	(249)	5,903	(696)

Total Revenues	964,160	507,430	2,341,812	1,346,943

EXPENSES

Production	106,261	66,305	283,457	169,234
Taxes, transportation and other	81,982	43,111	210,789	117,934
Exploration (b)	12,445	2,939	19,817	5,609
Depreciation, depletion and amortization	181,636	106,662	466,272	281,587
Accretion of discount in asset retirement obligation	3,101	1,896	8,584	5,218
Gas gathering and processing	3,259	1,517	6,718	5,236
General and administrative (c)	30,444	32,725	115,518	146,706
Derivative fair value loss (d)	3,426	554	17,935	6,916

Total Expenses	422,554	255,709	1,129,090	738,440

OPERATING INCOME	541,606	251,721	1,212,722	608,503

OTHER EXPENSE

Interest expense, net (e)	43,764	23,292	110,559	65,171

INCOME BEFORE INCOME TAX	497,842	228,429	1,102,163	543,332

INCOME TAX

Current	50,839	6,584	103,153	21,550
Deferred	134,195	81,063	300,239	187,775

Total Income Tax Expense	185,034	87,647	403,392	209,325

NET INCOME	$312,808	$140,782	$698,771	$334,007

EARNINGS PER COMMON SHARE

Basic	$0.86	$0.41	$1.96	$1.02

Diluted	$0.85	$0.40	$1.92	$1.01

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

Basic	361,878	345,281	356,796	328,135

Diluted	370,090	348,432	363,101	331,092

Average Daily Production
Gas (Mcf)	1,087,083	846,686	1,009,851	807,264
Natural Gas Liquids (Bbls)	10,249	7,070	10,378	7,100
Oil (Bbls)	41,484	25,984	38,066	19,071
Natural gas equivalents (Mcfe)	1,397,482	1,045,010	1,300,514	964,286

Average Sales Prices (f)
Gas (per Mcf)	$7.04	$5.02	$6.29	$4.94
Natural Gas Liquids (per Bbl)	$36.98	$27.95	$32.12	$24.56
Oil (per Bbl)	$52.08	$38.58	$46.07	$36.75

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XTO ENERGY INC. (continued)
(in thousands) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Consolidated Statement of Cash Flows Data
Net Income	$312,808	$140,782	$698,771	$334,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	181,636	106,662	466,272	281,587
Accretion of discount in asset retirement obligation	3,101	1,896	8,584	5,218
Non-cash incentive compensation	1,381	488	25,280	64,311
Deferred income tax	134,195	81,063	300,239	187,775
Non-cash derivative fair value (gain) loss	314	(22)	4,633	5,575
Gain on sale or exchange of property	(9,757)	(47)	(7,416)	(48)
Other non-cash items	(3,182)	(83)	5,150	55
Changes in operating assets and liabilities	(21,118)	29,557	(115,935)	(20,666)

Cash Provided by Operating Activities	$599,378	$360,296	$1,385,578	$857,814

			September 30, 2005	December 31, 2004
			(Unaudited)
Consolidated Balance Sheet Data
Cash			$12,275	$9,700

Current Assets			$816,218	$436,965
Less:
Derivative fair value (g)			98,879	14,713
Deferred income tax benefit (g)			75,164	22,613

Current Assets, excluding derivative fair value and deferred income tax benefit			$642,175	$399,639

Net Property and Equipment			$8,106,590	$5,624,378

Total Assets			$9,335,415	$6,110,372

Current Liabilities			$1,003,306	$500,966
Less—Derivative fair value (g)			329,563	75,534

Current Liabilities, excluding derivative fair value			$673,743	$425,432

Long-term Debt			$3,222,793	$2,042,732

Total Stockholders’ Equity			$3,584,022	$2,599,373
Add—Accumulated other comprehensive loss (g)			120,426	28,882

Total Stockholders’ Equity excluding accumulated other comprehensive loss			$3,704,448	$2,628,255

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XTO ENERGY INC. (continued)

(a)	Includes a $10.2 million gain in the three-month and nine-month 2005 periods related to an exchange of producing properties.

(b)	Primarily includes geological and geophysical costs.

(c)	Includes stock-based incentive compensation of $1.4 million in the three-month and $25.3 million in the nine-month 2005 periods and $15.7 million in the three-month and $86.6 million in the nine-month 2004 periods. Cash compensation related to cash-equivalent performance shares included in these amounts is $15.2 million in the three-month and $22.3 million in the nine-month 2004 periods.

The nine-month 2004 period also include a special one-time bonus of $11.7 million relating to the Company’s $1.4 billion of acquisitions from ChevronTexaco and ExxonMobil announced during second quarter 2004.

(d)	Reflects the change in fair value of derivative financial instruments not providing effective hedges.

(e)	Net of interest capitalized of $1.4 million in the three-month and $3.7 million in the nine-month 2005 periods and $600,000 in the three-month and $1.9 million in the nine-month 2004 periods.

(f)	Average sales prices include realized gains and losses on hedge derivatives.

(g)	These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

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XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are reflected on a basis more comparable to earnings estimates provided by securities analysts.

–	Items excluded generally are one-time items, or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in thousands, except per share data) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income	$312,808	$140,782	$698,771	$334,007

Adjustments, net of tax:
Stock-based incentive compensation	868	9,859	16,028	54,558
Derivative fair value loss	2,151	349	11,370	4,357
Gain on property exchange	(6,418)	—	(6,479)	—
Special acquisition-related bonus (nondeductible for tax)	—	—	—	11,734

Adjusted earnings	$309,409	$150,990	$719,690	$404,656

Adjusted earnings per common share:
Basic	$0.86	$0.44	$2.02	$1.23

Diluted	$0.84	$0.43	$1.98	$1.22

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities and exploration expense. Because changes in operating assets and liabilities and exploration expense are excluded, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–	Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–	Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow statistic, to operating cash flow:

(in thousands) (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Cash Provided by Operating Activities	$599,378	$360,296	$1,385,578	$857,814
Changes in operating assets and liabilities	21,118	(29,557)	115,935	20,666
Exploration expense	12,445	2,939	19,817	5,609

Operating Cash Flow	$632,941	$333,678	$1,521,330	$884,089

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